INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of ImmunoCellular Therapeutics, Ltd. on Amendment No. 3 to Form S-1 (File No. 333-215331) of our report dated March 9, 2017, which includes an explanatory paragraph as to ImmunoCellular Therapeutics, Ltd’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of ImmunoCellular Therapeutics, Ltd. as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015 and 2014 appearing in the Annual Report on Form 10-K of ImmunoCellular Therapeutics, Ltd. for the year ended December 31, 2016. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP
Irvine, CA
July 7, 2017